Exhibit 3.58

LIMITED LIABILITY COMPANY AGREEMENT

OF

RX INDIA, LLC

This Limited Liability Company Agreement (this “Agreement”) of RX India, LLC, a Delaware limited liability company, is entered into as of this 10th day of July, 2015, by IMS Health India Holding Corporation, as the sole member (the “Member”).

A Certificate of Conversion was executed, delivered, filed and effective as of 11:59 p.m. on July 10, 2015, effectuating the conversion of RX India Corporation to a limited liability company under the name “RX India, LLC” pursuant to and in accordance with the Delaware Limited Liability Company Act (6 Del. C. § 18-101, et seq.), as amended from time to time (the “Act”), and 8 Del. C. § 266 of the General Corporation Law of the State of Delaware.

The Member wishes to memorialize its agreement with respect to the operation of the Company as follows:

Section 1.    Name.

The name of the limited liability company shall be RX India, LLC (the “Company”).

Section 2.    Member.

The name and the business, residence or mailing addresses of the Member is as follows:

Name	Address
IMS Health India Holding Corporation	83 Wooster Heights Road Danbury, CT 06810

Section 3.    Registered Office/Registered Agent.

The address of the registered office of the Company in the State of Delaware, and the name and address of the registered agent of the Company for service of process on the Company in the State of Delaware, is The Corporation Trust Company, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801.

Section 4.    Certificate.

The filing of the certificate of formation of the Company (the “Certificate”) is hereby ratified and confirmed and the person filing such Certificate is hereby designated as an authorized person within the meaning of the Act to execute, deliver and file the Certificate, and such persons as are designated by the Member are hereby designated as authorized persons within the meaning of the Act, to execute, deliver and file any amendments or restatements of the Certificate or any certificate of cancellation of the Certificate and any other certificates and any amendments or restatements thereof necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business.

Section 5.    Purpose/Powers.

The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act and engaging in any and all activities necessary or incidental to the foregoing. The Company shall have the power and authority to do any and all acts necessary or convenient to or in furtherance of said purposes, including all power and authority, statutory or otherwise, possessed by, or which may be conferred upon, limited liability companies under the laws of the State of Delaware.

Section 6.    Management.

In accordance with Section 18-402 of the Act, the business of the Company shall be managed by a Board of Managers, and the persons constituting the Board of Managers shall be the “managers” of the Company for all purposes under the Act. Upon the effectiveness of this Agreement, the Board of Managers shall initially consist of:

Jeffrey J. Ford

Cathy LoBosco

Harshan Bhangdia.

Thereafter, the persons constituting the Board of Managers shall be appointed by the Member.

Except to the extent otherwise provided in this Agreement, the Board of Managers shall have full, exclusive and complete discretion to manage and control the business and affairs of the Company, to make all decisions affecting the business and affairs of the Company and to take all actions as it deems necessary or appropriate to accomplish the purpose of the Company as set forth herein and shall have all powers and authority necessary or desirable in connection with the foregoing, including the power and authority to execute all documents or instruments, perform all duties and powers and do all things for and on behalf of the Company in all matters necessary, desirable, convenient or incidental to the purpose of the Company. Decisions of the Board of Managers shall be carried out by any member of the Board of Managers or by officers or agents of the Company designated by the Board of Managers in the vote or resolution in question or in one or more standing votes or resolutions. Each member of the Board of Managers is hereby authorized to execute any documents on behalf of the Company acting singly.

Section 7.    Officers and Agents.

The Board of Managers may appoint such officers as the Board of Managers deems advisable to carry out the business of the Company. The Board of Managers may assign titles to particular officers. Unless the Board of Managers decides otherwise, if the title is one commonly used for officers of a business corporation formed under the Delaware General Corporation Law, the assignment of such title shall constitute the delegation to such officer of the authority and duties that are normally associated with that office, subject to any restrictions on such authority imposed by the Board of Managers. The Board of Managers may at any time, with or without cause, replace any or all officers of the Company.

The Board of Managers shall have the power to appoint agents to act for the Company with such titles as the Board of Managers deems appropriate and to delegate to such agents such of the powers as are held by the Board of Managers hereunder as the Board of Managers may determine. The Board of Managers may, in the sole discretion of the Board of Managers, ratify any act previously taken by any officer or agent acting on behalf of the Company.

The following persons are hereby elected as the officers of the Company, to serve in the office or offices set forth beside their respective names until their successors are duly elected and qualified or until their earlier resignation or removal:

Jeffrey J. Ford	President
Cathy LoBosco	Vice President and Secretary
Sean Ascher	Vice President and Treasurer
Robin Nance	Assistant Secretary

Section 8.    Reliance by Third Parties.

Any person or entity dealing with the Company, the Member, a Manager, or any officer of the Company may rely upon a certificate signed by a member of the Board of Managers or any officer of the Company as to: (a) the identity of the Member, a Manager or any officer of the Company, (b) the existence or non-existence of any fact or facts which constitute a condition precedent to acts by the Member, a Manager or any officer of the Company or are in any other manner germane to the affairs of the Company, (c) the persons who or entities which are authorized to execute and deliver any instrument or document of or on behalf of the Company or (d) any act or failure to act by the Company or as to any other matter whatsoever involving the Company, the Member, a Manager or any officer of the Company.

Section 9.    Capital Contributions.

The Member may make, but shall not be required to make, capital contributions to the Company.

Section 10.    Taxation.

It is the intent of the Member that the Company be disregarded as an entity separate from its owner or treated as a partnership that is not a publicly traded partnership for federal tax purposes pursuant to section 7701 of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder, as applicable.

Section 11.    Allocation of Profits and Losses.

The Company’s profits and losses shall be allocated to the Member.

Section 12.    Distributions.

Distributions shall be made to the Member at the times and in the aggregate amounts determined by the Member.

Section 13.    Term and Dissolution.

The Company shall have perpetual existence unless it shall be dissolved and its affairs shall have been wound up upon (a) the written consent of the Member or (b) the entry of a decree of judicial dissolution under Section 18-802 of the Act. The existence of the Company as a separate legal entity shall continue until the cancellation of the Certificate as provided in the Act. None of the events described in Section 18-304 of the Act shall cause the Member to cease to be a Member of the Company.

Section 14.    Assignments.

The Member may assign its limited liability company interest to any person, which person shall become a Member upon the filing of the instrument of assignment with the records of the Company.

Section 15.    Amendments.

This Agreement may be amended or restated from time to time by the Member.

Section 16.    Indemnification.

The Company shall, to the maximum extent permitted by the Delaware General Corporation Law, indemnify each of its Members, any member of the Board of Managers, managers, officers and employees (each a “Covered Person” and, collectively, the “Covered Persons”) against any loss, damage or claim incurred by such Covered Persons by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Covered Person by this Agreement, except that no Covered Person shall be entitled to be indemnified for any loss, damage or claim incurred by reason of such Covered Person’s gross negligence or willful misconduct; provided, however, that any indemnity under this Section 16 shall be provided out of and to the extent of Company assets only, and neither the Member, any member of the Board of Managers nor any other Indemnitee shall be obligated personally. For purposes of this Section 16, a “manager,” “officer” or “employee” of the Company includes any person who is or was a manager, officer or employee of the Company, or is or was serving at the request of the Company as a manager, director, officer or employee of another company, or other enterprise, or was a manager, director, officer or employee of a company which was a predecessor company of the Company or of another enterprise at the request of such predecessor company (all such persons being referred to hereafter as an “Indemnitee”). The foregoing provisions of this Section 16 shall survive any termination of this Agreement.

Section 17.    Limited Liability.

Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and neither the Member, any member of the Board of Managers nor any other Indemnitee shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member, a member of the Board of Managers or an Indemnitee. All Persons dealing with the Company shall look solely to the assets of the Company for the payment of the debts, obligations or liabilities of the Company.

Section 18.    Governing Law.

This Agreement shall be governed by, and construed under, the Laws of the State of Delaware, all rights and remedies being governed by said laws.

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IN WITNESS WHEREOF, the undersigned, being the Member of the entity, has duly executed this Agreement as of the date and year first above written.

IMS HEALTH INDIA HOLDING CORPORATION

By:	/s/ Sean Ascher
Name:	Sean Ascher
Title:	Vice President & Treasurer

[Limited Liability Company Agreement of RX India, LLC]